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                                                                   Exhibit 12.01


         MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        For the Six Months Ended June 30
                             (Dollars in Thousands)


EARNINGS:


  Earnings before income taxes                                              $47,116
  (Earnings) losses of less than 50% owned associated companies, net           (591)
  Interest expense                                                            5,696
  Portions of rents representative of an interest factor                        603
                                                                            -------

         Adjusted Earnings and Fixed Charges                                $52,824
                                                                            =======

  FIXED CHARGES:

  Interest expense                                                          $ 5,696
  Capitalized Interest                                                           93
  Portion of rents representative of an interest factor                         603
                                                                            -------

         Total Fixed Charges                                                $ 6,392
                                                                            =======

  Ratio of Earnings to Fixed Charges                                           8.26
                                                                            =======






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